Exhibit 77C0: Matters submitted to a vote of security holders

Interestholder Meeting Results

Rule 30e-1 under the Investment Company Act of 1940, as amended, requires registered management companies to report on all subject matters put to the vote of interestholders and provide final results. Interestholders were asked to participate in a special meeting of shareholders on December 19, 2013 which was adjourned to January 24, 2014, February 19, 2014 and February 27, 2014 (the “Shareholder Meeting”). The final results of the Shareholder Meeting are reported in the following tables.

All Portfolios

Proposal 1: To elect the following as Trustees of the Trust:
Proposed Trustee	Shares For	Shares Withheld
William L. Marshall	63,998,349,280.973	515,987,991.600
Patrick J. Riley	63,998,239,806.049	516,097,466.524
Richard D. Shirk	63,939,883,356.105	574,453,916.468
Bruce D. Taber	63,998,340,365.432	515,996,907.141
Scott F. Powers	63,998,338,158.836	515,999,113.737
Michael F. Holland	48,295,171,711.119	16,219,165,561.454
William L. Boyan	56,072,188,279.781	8,442,148,992.792
Rina K. Spence	56,072,118,146.029	8,442,219,126.544
Douglas T. Williams	56,072,132,766.923	8,442,204,505.650
James E. Ross	61,492,256,811.138	3,022,080,461.435

Proposal 3: To approve an Amended and Restated Agreement and Declaration of Trust for the State Street Master Funds:

For	Against	Abstentions	Broker Non-Votes
52,300,332,703.204	8,917,011,968.752	3,296,992,600.617	N/A

State Street Equity 500 Index Portfolio

Proposal 4.A-4.F:  To approve an amendment to the Fund’s fundamental investment restriction with respect to:

Proposal 4.A — Concentrating investments in an industry:

For	Against	Abstentions	Broker Non-Votes
105,093,700.452	1,402,997.816	4,085,947.202	N/A

Proposal 4.B — Borrowing money and issuing senior securities:

For	Against	Abstentions	Broker Non-Votes
104,676,501.556	1,702,348.915	4,203,794.998	N/A

Proposal 4.C — Making loans:

For	Against	Abstentions	Broker Non-Votes
105,308,380.918	1,801,125.431	3,473,139.121	N/A

Proposal 4.D — Investment in commodities and commodity contracts:

For	Against	Abstentions	Broker Non-Votes
104,864,809.525	1,667,835.833	4,050.000.112	N/A

Proposal 4.E — Investment in real estate:

For	Against	Abstentions	Broker Non-Votes
105,690,965.328	1,426,846.336	3,464,833.806	N/A

Proposal 4.F — Participation in the underwriting of securities:

For	Against	Abstentions	Broker Non-Votes
105,630,262.322	1,615,582.000	3,336,801.148	N/A

Proposal 4.H — To approve the elimination of the Fund’s fundamental investment restriction with respect to diversification of investments:

For	Against	Abstentions	Broker Non-Votes
104,877,291.492	1,636,054.733	4,069,299.245	N/A

Proposal 5 — To make the fundamental investment objective of certain Funds non-fundamental:

For	Against	Abstentions	Broker Non-Votes
37,925,552.405	68,324,679.120	4,332,413.945	N/A